Exhibit 10.3

EMPLOYEE SECONDMENT AGREEMENT

This Employee Secondment Agreement (this “Agreement”), dated as of                     , 2017 (the “Effective Date”), is entered into by and among HESS CORPORATION, a Delaware corporation (“Hess Corp.”), HESS TRADING CORPORATION, a Delaware corporation (“HTC,” and together with Hess Corp., “Hess”), HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership (the “MLP GP LP”), and HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company (the “Company”, and together with the MLP GP LP, the “General Partner”). Hess and the General Partner are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, pursuant to that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”), certain Affiliates of Hess have, directly and indirectly, contributed the “Assets” (as such term is defined in the Contribution Agreement) (the “Assets”) to Hess Midstream Partners LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the Company is the sole general partner of the MLP GP LP, and the MLP GP LP is the sole general partner of the Partnership;

WHEREAS, the Public Company Group (as hereinafter defined) is engaged in the business of owning and operating natural gas processing and crude oil, natural gas and natural gas liquids transportation and logistics assets, including pipelines, terminals and rail cars; and

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, Hess desires to second to the Company, in its capacity as the general partner of the MLP GP LP, in its capacity as the general partner of the Partnership, respectively, certain personnel employed or contracted by Hess to perform certain functions for the Public Company Group in connection with the Assets and any other assets held from and after the Effective Date by any member of the Public Company Group.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hess and the General Partner hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, (a) the terms defined in this Agreement will have the meanings so specified, and (b) capitalized terms not defined in this Agreement will have the meanings ascribed to those terms on Exhibit A to this Agreement.

1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such

Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article, Section, Exhibit, Schedule, subsection and other division means such Article, Section, subsection or other division of, and Exhibit and Schedule to, this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition, unless, in each case, the context requires otherwise; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

1.3 Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.

1.4 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2

SECONDMENT

2.1 Seconded Employees. Subject to the terms of this Agreement, Hess agrees to second the Seconded Employees to the General Partner, and the General Partner agrees to accept the Secondment of the Seconded Employees for the purpose of performing job functions related to the Assets and any other assets held from and after the Effective Date by any member of the Public Company Group, including those job functions set forth on Exhibit B (the “Employee Functions”). The Seconded Employees will remain at all times the employees of Hess, and will also be co-employees of the General Partner during the Period of Secondment. The Seconded Employees shall, at all times during the Period of Secondment while performing any Employee Function hereunder, work under the direction, supervision and control of the General Partner or the applicable member of the Public Company Group. Seconded Employees shall have no authority or apparent authority to act on behalf of Hess during the Period of Secondment. Those rights and obligations of the Parties under this Agreement that relate to individuals that were Seconded Employees but then later ceased to be Seconded Employees, which rights and obligations accrued during the Period of Secondment, will survive the removal of such individual from the group of Seconded Employees to the extent necessary to enforce such rights and obligations.

2.2 Period of Secondment. Hess will second the Seconded Employees to the General Partner starting on the Effective Date and continuing, during the period (and only during the period) that the Seconded Employees are performing functions for the General Partner, until the earliest of:

(a) the end of the term of this Agreement;

(b) such end date set forth for any Seconded Employees as may be mutually agreed in writing by the Parties (as applicable, the “End Date”);

(c) a withdrawal, departure, resignation or termination of such Seconded Employees under Section 2.3; and

(d) a termination of Secondment of such Seconded Employees under Section 2.4.

The period of time that any Seconded Employee is provided by Hess to the General Partner is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction by the General Partner of the Seconded Employee’s day-to-day activities. Notwithstanding anything herein to the contrary, the Parties acknowledge that the Seconded Employees may also perform functions for Hess in connection with its own operations and that the Parties intend that the Seconded Employees shall be seconded to the General Partner only during those times that the Seconded Employees are performing functions for the General Partner hereunder.

2.3 Withdrawal, Departure or Resignation.

(a) Hess will use reasonable efforts to prevent any early withdrawal, departure or resignation of any Seconded Employee prior to the End Date for such Seconded Employee’s Period of Secondment. If any Seconded Employee tenders his or her resignation to Hess as an employee of Hess, Hess will promptly notify the General Partner. During the Period of Secondment of any Seconded Employee, Hess will not voluntarily withdraw or terminate any Seconded Employee except with the written consent of the General Partner, such consent not to be unreasonably withheld. Upon the termination of its employment with Hess, a Seconded Employee will cease performing services for the General Partner or the applicable member of the Public Company Group.

(b) Hess will indemnify, defend and hold harmless the General Partner, the other members of the Public Company Group and their respective directors, officers and employees against all Losses arising out of or in any way connected with or related to the termination of employment of a Seconded Employee by Hess without the prior written consent of the General Partner, EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE MEMBERS OF THE PUBLIC COMPANY GROUP, except to the extent that such Losses arise out of or result from the sole negligence, gross negligence or willful misconduct of any member of the Public Company Group.

2.4 Termination of Secondment. The General Partner will have the right to terminate the Secondment of any Seconded Employee for any reason at any time. Upon the termination of the Secondment of any Seconded Employee, such Seconded Employee will cease performing services for the General Partner or the applicable member of the Public Company Group.

(a) Upon the termination by Hess of any Seconded Employee’s Period of Secondment without the prior written consent of the General Partner, Hess will be solely liable for any costs or expenses associated with the termination of such Seconded Employee’s Secondment, except as otherwise specifically set forth in this Agreement. Hess will indemnify, defend and hold harmless the General Partner, the other members of the Public Company Group and their respective directors, officers and employees against all Losses arising out of or in any way connected with or related to the termination of the Secondment of a Seconded Employee by Hess without the prior written consent of the General Partner, EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE MEMBERS OF THE PUBLIC COMPANY GROUP, except to the extent that such Losses arise out of or result from the sole negligence, gross negligence or willful misconduct of any member of the Public Company Group.

2.5 Supervision.

(a) During the Period of Secondment, the General Partner will serve as the employer directly controlling the Seconded Employees providing Employee Functions and will retain the exclusive right, solely to the extent it relates to the Period of Secondment, to:

(i) be ultimately and fully responsible for the daily work assignments of the Seconded Employees during those times that the Seconded Employees are performing functions for the General Partner hereunder, including supervision of their the day-to-day work activities and ensuring that such Seconded Employee’s performance is consistent with the purposes stated in Section 2.1 and the job functions associated with the Employee Functions;

(ii) to handle any performance issues of Seconded Employees;

(iii) set the hours of work and the holidays and vacation schedules for Seconded Employees; and

(iv) have the right to determine training that will be received by the Seconded Employees.

(b) Notwithstanding the foregoing, Hess shall be responsible for administering the payment of each Seconded Employee’s wages and benefits, all withholding obligations to federal, state and local tax and insurance authorities, and all other costs and expenses associated with Seconded Employees, including workers’ compensation expenses.

(c) In the course and scope of performing any Seconded Employee job functions, the Seconded Employees will be integrated into the organization of the General Partner, will report into the General Partner’s management structure, and will be under the direct management and supervision of the Company, in its capacity as the general partner of the MLP GP LP, in its capacity as the general partner of the Partnership, respectively.

2.6 Seconded Employee Qualifications; Approval. Hess will provide suitably qualified and experienced Seconded Employees to the General Partner for the performance of the Employee Functions that demonstrate a similar level of skill as those it employs to operate the assets of its Affiliates, and the General Partner will have the right to approve such Seconded Employees. All Seconded Employees identified as of the Effective Date have been approved and accepted by the General Partner as suitable for performing job functions related to the Employee Functions.

2.7 Workers’ Compensation Insurance. At all times, Hess will maintain workers’ compensation or similar insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees, as required by applicable state and federal workers’ compensation and similar laws.

2.8 Benefit Plans. Neither the General Partner nor any other member of the Public Company Group shall be deemed to be a participating employer in any Benefit Plan during the Period of Secondment. Subject to the General Partner’s reimbursement obligations hereunder, Hess shall remain solely responsible for all obligations and liabilities arising under the express terms of the Benefit Plans, and the Seconded Employees will be covered under the Benefit Plans subject to and in accordance with their respective terms and conditions, as may be amended from time to time. Hess and its ERISA Affiliates may amend or terminate any Benefit Plan in whole or in part at any time. During the Period of Secondment, neither the General Partner nor any other member of the Public Company Group shall assume any Benefit Plan or have any obligations, liabilities or rights arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE 3

SECONDMENT FEE

3.1 Secondment Fee.

(a) The General Partner shall, or shall cause another member of the Public Company Group to, pay on a monthly basis to Hess the fees described in this Section 3.1 (the “Secondment Fee”) . The Parties acknowledge and agree that the Secondment Fee is intended to cover and reimburse Hess for the total costs actually incurred by Hess and its Affiliates in connection with employing the Seconded Employees during the Period of Secondment (the “Total Services Costs”) to the extent such Total Services Costs are attributable to the provision of the Employee Functions. Hess shall determine in good faith the percentage of the Total Services Costs that are attributable to the provision of the Employee Functions by the Seconded Employees to the General Partner based on Hess’s then-current corporate transfer pricing policies, as generally applied in a non-discriminatory manner or based on such other reasonable cost allocation methodology as Hess shall determine.

(b) For the avoidance of doubt, the Secondment Fee shall not include any costs associated with equity-based compensation granted by Hess or the General Partner to the Seconded Employees; provided, however, that to the extent the General Partner grants any awards under any incentive compensation plan of any member of the Public Company Group in effect from time to time, such awards shall be at the General Partner’s sole expense and the General Partner shall, or shall cause another member of the Public Company Group to, reimburse Hess for any expenses Hess may incur with respect to such awards.

(c) The Parties acknowledge and agree that the Secondment Fee may change from time to time, as determined by Hess in good faith, to accurately reflect the costs actually incurred by Hess and its Affiliates in connection with the provision of the Employee Functions by the Seconded Employees, including to reflect any change in the cost of employing the Seconded Employees. On or prior to January 1 of each calendar year during the term of this Agreement, Hess will provide the General Partner with an estimate of the Secondment Fee for the succeeding calendar year; however, Hess shall have no liability hereunder on account of any differences between such estimate and the actual Secondment Fee, as invoiced to the General Partner in accordance with Section 3.1(d).

(d) Within 20 days following the end of each month during the Period of Secondment, Hess shall send to the General Partner an invoice (in a form mutually agreed by the Parties) of the amounts due for such month setting forth the applicable portion of the Secondment Fee then payable and any amounts reimbursable under this Agreement. The General Partner shall, or shall cause the other members of the Public Company Group to, pay such invoice by the later of (i) 30 days of receipt and (ii) the last Business Day of the month in which the General Partner received such invoice, except for any amounts that are being disputed in good faith by the General Partner. If Hess determines that the amount reflected on any invoice previously sent to, and paid by, the General Partner (or another member of the Public Company Group, as applicable) did not accurately state the amounts owed by the General Partner (for and on behalf of the Public Company Group) under this Section 3.1, Hess shall include appropriate adjustments on the next invoice; provided, however, that such adjustments shall be included only to the extent that they relate to a month in the same calendar quarter as such invoice relates; provided further that Hess and the General Partner shall negotiate, in good faith, the timing of payment of any such adjustments. Any such adjustments shall be separately stated and computed in such detail as is mutually agreed by Hess and the General Partner. For the avoidance of doubt, any adjustments that do not relate to a month in the same calendar quarter as such invoice relates shall not be due and payable by the General Partner or any other member of the Public Company Group. Any amounts that the General Partner has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the General Partner (for and on behalf of the Public Company Group) to Hess shall be paid in full within ten days of such determination, together with interest thereon at the

Interest Rate from the date due under the original invoice until the date of payment. For so long as Hess Corp. and its Affiliates, collectively, hold at least 15% of the issued and outstanding Equity Interests in HIP GP, the General Partner and Hess may settle the General Partner’s financial obligations to Hess hereunder through Hess’s normal interaffiliate settlement processes.

3.2 Cancellation or Reduction of Services. The General Partner may terminate or reduce the level of any of the Employee Functions on 30 days’ prior written notice to Hess. In the event the General Partner terminates the Employee Functions, the General Partner shall, or shall cause another member of the Public Company Group to, pay Hess the applicable monthly portion of the Secondment Fee for the last month (or portion thereof) in which it received Employee Functions. Upon payment thereof, the General Partner shall have no further payment obligation to Hess under this Agreement.

3.3 Reimbursements for Other Costs and Expenses. This Agreement does not address the reimbursement of any costs or expenses associated with any services provided by Hess and its Affiliates other than the Employee Functions. For the avoidance of doubt, any amounts payable by the General Partner under this Agreement shall be in addition to, and not in duplication of, any amounts payable by the General Partner or any other member of the Public Company Group under the Omnibus Agreement.

ARTICLE 4

ALLOCATION; RECORDS

4.1 Allocation; Records. Hess will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs that are included in the calculation of the Secondment Fee. The General Partner and its representatives will have the right to audit such records and such other records as the General Partner may reasonably require in connection with its verification of the Secondment Fee during regular business hours and on reasonable prior notice.

4.2 Agent. The costs and expenses included in the Secondment Fee remain the primary legal responsibility of the General Partner as the co-employer of the Seconded Employees during the Secondment Period. Hess agrees to act as agent for the General Partner in paying such amounts to the employees temporarily assigned under this Secondment Agreement. Hess agrees to indemnify and hold the General Partner harmless from any and all Losses incurred by the General Partner or any other member of the Public Company Group that are related to Hess’s failure to carry out its duties as agent for the payment of such amounts as set forth above.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. Subject to Section 3.2 and Section 5.2, this Agreement shall have a term beginning on the Effective Date and shall terminate on the tenth anniversary of the Effective Date (the “Initial Term”); provided, however, that this Agreement may be extended by the General Partner for one renewal term of ten years (the “Renewal Term”). To commence the Renewal Term, the General Partner shall provide written notice to Hess of the General Partner’s intent to renew this Agreement no less than 90 days prior to the end of the Initial Term.

5.2 Termination. The Parties may terminate this Agreement prior to the end of the Initial Term (or Renewal Term, as applicable) as follows:

(a) If any Party is in default under this Agreement, the non-defaulting Party may, as its sole option, (1) terminate this Agreement immediately upon written Notice to the defaulting Party; provided that if the General Partner is the terminating Party, such termination shall be effective on the earlier of (x) 90 days following Hess’ receipt of such written Notice, and (y) the Parties entering into a transition services agreement pursuant to Section 5.3, (2) withhold any payments due to the defaulting Party under this Agreement or (3) pursue any other remedy at law or in equity. For purposes of this Section 5.2(a), a Party shall be in default under this Agreement if:

(i) such Party materially breaches any provision of this Agreement and such breach is not cured within 15 Business Days after written Notice thereof (which written Notice shall describe such breach in reasonable detail) is received by such Party; or

(ii) such Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) The General Partner may terminate this Agreement at any time upon 30 days’ prior written Notice to Hess; provided that such termination shall be effective on the earlier of (i) 90 days following Hess’ receipt of such written Notice, and (ii) the Parties entering into a transition services agreement pursuant to Section 5.3, and only those provisions that, by their terms, expressly survive this Agreement shall so survive.

(c) At any time, should Hess Corp. and its Affiliates collectively cease to hold at least 15% of the issued and outstanding Equity Interests in HIP GP, then any Party may terminate this Agreement upon written Notice to the other Parties and such termination shall be effective on the earlier of (i) 90 days following the applicable Party’s receipt of such written Notice, and (ii) the Parties entering into a transition services agreement pursuant to Section 5.3.

5.3 Transition Services Upon Termination. Should a notice of termination of this Agreement be delivered pursuant to Section 5.2 (other than any such termination notice delivered by Hess pursuant to Section 5.2(a) due to a Company default), then the Parties shall, during the pendency of such termination, use their commercially reasonable efforts to agree upon a transition services agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

6.2 Notices. All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate Party at the address for such party shown below:

If to the General Partner:	If to Hess:

Hess Midstream Partners GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

With a copy to:	With a copy to:

Hess Midstream Partners GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via facsimile or electronic mail transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The Parties may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Party are to be addressed by giving written notice to the other Parties in the manner provided in this Section 6.2.

6.3 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

6.4 Modifications. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.

6.5 No Third Party Beneficiaries. No Person not a Party to this Agreement will have any rights under this Agreement as a third party beneficiary or otherwise, including, without limitation, the Seconded Employees. In furtherance but not in limitation of the foregoing: (a) nothing in this Agreement shall be deemed to provide any Seconded Employee with a right to continued Secondment or employment and (b) nothing in this Agreement shall be deemed to constitute an amendment to any Benefit Plan or limit in any way the right of Hess and its ERISA Affiliates to amend, modify or terminate, in whole or in part, any Benefit Plan which may be in effect from time to time.

6.6 Relationship of the Parties. Nothing in this Agreement will constitute the members of the Public Company Group, Hess or its Affiliates as members of any partnership, joint venture, association, syndicate or other entity.

6.7 Assignment. Neither Party will, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder. Unless written consent is not required under this Section 6.7, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Party shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve the Party of any liabilities or obligations under this Agreement.

6.8 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

6.9 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf)), all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

6.10 Time of the Essence. Time is of the essence in the performance of this Agreement.

6.11 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

6.12 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

6.13 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

6.14 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.

6.15 Waiver. To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.

6.16 Incorporation of Exhibits by References. Each of the Exhibits to this Agreement is hereby incorporated by reference herein as if it were set out in full in the text of this Agreement.

[Signature page follows.]

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

HESS CORPORATION

By:
Name:
Title:

HESS TRADING CORPORATION

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC,
its general partner

By:
Name:
Title:

Signature Page to MLP Employee Secondment Agreement

EXHIBIT A

Definitions

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (a) no member of the Public Company Group shall be deemed to be an “Affiliate” of Hess nor shall Hess be deemed to be an “Affiliate” of any member of the Public Company Group, (b) a Person who is a limited partnership and has a common general partner with another Person, directly or indirectly, shall be deemed to be an “Affiliate” of such other Person, and (c) no member of the Public Company Group shall be deemed to be an “Affiliate” of any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment, including any holding company of such Person, nor shall any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment, including any holding company of such Person be deemed to be an “Affiliate” of any member of the Public Company Group.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Assets” has the meaning set forth in the Recitals to this Agreement.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Hess or any of its ERISA Affiliates, or under which either Hess or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day except for Saturday, Sunday or a legal holiday in Texas.

“Company” has the meaning set forth in the Preamble to this Agreement.

Exhibit A - 1

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership),where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Contribution Agreement” has the meaning set forth in the Recitals to this Agreement.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Employee Functions” has the meaning set forth in Section 2.1.

“End Date” has the meaning set forth in Section 2.2(b).

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with an Operator under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, or Section 4001(b)(1) of ERISA.

“General Partner” has the meaning set forth in the Preamble to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hess” has the meaning set forth in the Preamble to this Agreement.

“Hess Corp.” has the meaning set forth in the Preamble to this Agreement.

“HIP GP” means Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of HIP LP.

Exhibit A - 2

“HIP LP” mean Hess Infrastructure Partners LP, a Delaware limited partnership.

“HTC” has the meaning set forth in the Preamble to this Agreement.

“Initial Term” has the meaning set forth in Section 5.1.

“Interest Rate” means, on the applicable date of determination (a) the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties), plus (b) an additional two percentage points (or, if such rate is contrary to any Applicable Law, the maximum rate permitted by such Applicable Law).

“Loss” or “Losses” means any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards.

“MLP GP LP” has the meaning set forth in the Preamble to this Agreement.

“Non-Public Company Group” means, at any date of determination, HIP LP, HIP GP and each of their respective Subsidiaries, collectively, but specifically excluding any member of the Public Company Group.

“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the date hereof, by and among Hess Corp., the MLP GP LP and the Partnership, and the other parties thereto, as such may be amended, supplemented or restated from time to time.

“Partnership” has the meaning set forth in the Recitals to this Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Period of Secondment” has the meaning set forth in Section 2.2.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Public Company Group” means, at any date of determination, (a) the Partnership, (b) the Company, (c) the MLP GP LP, and (d) the respective Subsidiaries of the Partnership, the Company and/or the MLP GP LP, all of the foregoing being treated as a single consolidated entity.

“Renewal Term” has the meaning set forth in Section 5.1.

Exhibit A - 3

“Seconded Employees” means those employees of Hess and its Affiliates or contracted by Hess to perform certain functions who are engaged in providing the Employee Functions to the General Partner from time to time.

“Secondment” means each assignment of any Seconded Employee to the General Partner from Hess in accordance with the terms of this Agreement.

“Secondment Fee” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Total Services Costs” has the meaning set forth in Section 3.1(a).

Exhibit A - 4

EXHIBIT B

Employee Functions

The Employee Functions to be provided by the Seconded Employees of Hess Corp. include, but are not limited to, the following functions with respect to the Assets and/or the businesses of the Public Company Group:

I: Corporate Functions

(a)	Executive Oversight (including select positions involving legal, tax and management of key controls and processes);

(b)	Business Development;

(c)	Corporate Development (including Treasurer, Controller and Corporate Secretary functions);

(d)	Unitholder and Investor Relations;

(e)	Communications and Public Relations; and

(f)	Such other operational, commercial and business functions that are necessary to develop and execute the business strategy of the Public Company Group including, without limitation, expansion of existing facilities; acquisition of new facilities, customers or key suppliers; and determine key investment decisions and structures.

II: Maintenance Functions

(g)	Day-to-day routine and emergency supervision, administrative liaison and related functions required in connection with the maintenance and repair of the Public Company Group Assets. The Seconded Employees performing these maintenance supervision, liaison and related functions shall possess the qualifications, experience and/or training consistent with the qualifications and experience which are typical for personnel maintaining such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(h)	Maintenance and repair of the Public Company Group Assets, and other obligations required by right-of-way agreements. The Seconded Employees performing this maintenance shall possess the qualifications, experience and/or training consistent with the qualifications and experience which are typical for personnel maintaining such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(i)	Provision of equipment inspection, surveillance, corrosion control and monitoring, and the resulting records and history.

(j)	Implementation of a preventative maintenance program, including static vessel, tank, rotating and electrical equipment maintenance and integrity, for the Public Company Group Assets, including, without limitation, periodic testing, adjustment, maintenance, repair and/or replacement of the Public Company Group Assets.

Exhibit B - 1

(k)	Preparation and retention of appropriate maintenance records and logs regarding the Public Company Group Assets.

(l)	Technical functions for purposes of trouble-shooting problems, improving, upgrading, repairing and meeting all regulatory or safety requirements for the Public Company Group Assets.

(m)	Planning, design and engineering functions related to the maintenance and repair of the Public Company Group Assets; selecting contractors and material suppliers for such activities.

(n)	Advise the General Partner of major plans or significant changes in the maintenance or repair of the Public Company Group Assets.

(o)	Such other maintenance, repair and related functions as the General Partner may request from time to time.

Exhibit B - 2

III: Operating Functions

(a)	Day-to-day routine and emergency supervision of the operation of the Public Company Group Assets. Seconded Employees performing this supervision, shall possess the qualifications, experience and / or training consistent with the qualifications and experience which are typical for personnel supervising the operation of such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(b)	Operation of the Public Company Group Assets and other facilities. Seconded Employees performing this operation shall possess the qualifications, experience and/or training consistent with the qualifications and experience which are typical for personnel operating such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(c)	Preparation and retention of appropriate operating records and logs regarding the Public Company Group Assets.

(d)	Monitoring and control functions (including, but not limited to, supervisory control and data acquisition, SCADA) for the Public Company Group processing facilities, pipelines, and terminaling facilities.

(e)	Determining net volume and composition received and delivered for custody transfer.

(f)	Periodic performance testing of the assets and recommending actions for improvement, expansion, and asset development.

(g)	Scheduling and coordinating all outages and maintenance shutdowns.

(h)	Preparing, filing and renewing operating licenses and/or permits.

(i)	Emergency response functions

(j)	Providing and arranging for technical engineering support for (i) solving operations and maintenance issues, problems, or concerns with regard to operations and maintenance, and (ii) recommending and implementing modifications, repairs, replacements and improvements

(k)	Such other operating functions as the General Partner may request from time to time.

Exhibit B - 3

IV: Administrative Functions

(a)	Preparation, filing and renewal, as applicable, of tariffs and other applicable regulatory filings with FERC and/or state agencies.

(b)	Preparation and filing of permits, permit updates, and other documents required by any applicable Governmental Authority.

(c)	Product quality and assurance.

(d)	Such other administrative functions as the General Partner may request from time to time.

Exhibit B - 4

V: Construction Functions

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Public Company Group Assets and related facilities.

(b)	Provide such oversight and management functions as may be necessary in connection with the activities described in item (a) above.

(c)	Perform all planning, design and engineering functions related to the activities described in item (a) above as may be necessary.

The Employee Functions to be provided by the Seconded Employees of HTC include, and are limited to, the following functions with respect to the Assets and/or the businesses of the Public Company Group:

•	Coordination of scheduling of crude oil rail cars with railroad owners and related suppliers, service providers and customers.

Exhibit B - 5